UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

HUMAN GENOME SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-3178468
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

14200 Shady Grove Road Rockville, Maryland	20850
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market, LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:  Not applicable. (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

AMENDMENT NO. 1 TO FORM 8-A

The undersigned registrant hereby amends its Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “Commission”) on May 17, 2012 by adding the information set forth below.

Item 1.	Description of Registrant’s Securities to be Registered.

Effective July 16, 2012, Human Genome Sciences, Inc., a Delaware corporation (the “Company”) and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”), executed an Amendment No. 1 to Rights Agreement (the “Rights Amendment”), which amended that certain Rights Agreement, dated as of May 16, 2012 (the “Rights Agreement”), between the Company and the Rights Agent. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Rights Agreement.

In connection with the execution and delivery of that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among GlaxoSmithKline plc, a public limited company organized under the laws of England and Wales (“Parent{xe “Parent” \t “Preamble”}”), H. Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub{xe “Merger Sub” \t “Preamble”}”), and the Company, pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent, the Company amended the Rights Agreement in order to render the Rights Agreement inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Offer, Merger and Top-Up Option (as such terms are defined in the Merger Agreement). Specifically, the Rights Amendment, among other matters, (i) provides that the Rights shall expire upon the Effective Time (as defined in the Merger Agreement) if the Rights Agreement has not otherwise terminated and (ii) ensures that none of (A) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments or supplements thereto), (B) the consummation or public announcement of the Offer, Merger or Top-Up Option or (C) the consummation of any of the other transactions contemplated by the Merger Agreement will result in either Parent or Merger Sub being deemed an “Acquiring Person” (as such term is defined in the Rights Agreement) or give rise to any event that would result in the occurrence of a “Stock Acquisition Date,” a “Flip-in Date,” a “Flip-over Transaction or Event,” or a “Separation Time” (as those terms are defined in the Rights Agreement). The foregoing description of the Rights Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Amendment, which is an exhibit hereto and is incorporated herein by this reference.

The Rights Agreement was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 17, 2012.

Item 2.	Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Exhibit Number	Exhibit Description

4.1	Rights Agreement dated as of May 16, 2012, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent, which includes as Exhibit A thereto a Form of Rights Certificate (together with a Form of Election to Exercise) and as Exhibit B thereto a Form of Certificate of Designation (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2012).

4.2	Amendment No. 1 to Rights Agreement dated as of July 16, 2012, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 16, 2012).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HUMAN GENOME SCIENCES, INC.

Dated: July 17, 2012	By:	/s/ James H. Davis, Ph.D.
Name: James H. Davis, Ph.D. Title: Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Rights Agreement dated as of May 16, 2012, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent, which includes as Exhibit A thereto a Form of Rights Certificate (together with a Form of Election to Exercise) and as Exhibit B thereto a Form of Certificate of Designation (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2012).

4.2	Amendment No. 1 to Rights Agreement dated as of July 16, 2012, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent.